Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER
NET INCOME OF $258 MILLION OR $0.33 PER DILUTED SHARE

Riverwoods, IL, June 24, 2010 – Discover Financial Services (NYSE: DFS) today reported net income for the second quarter of 2010 of $258 million, as compared to net income of $226 million for the second quarter of 2009.  Net income for the second quarter of 2009 included approximately $295 million (after tax) related to the Visa/MasterCard antitrust litigation settlement.

On April 21, 2010, the company redeemed $1.2 billion of preferred stock issued to the U.S. Treasury under the TARP Capital Purchase Program and, as a result, accelerated the accretion of the discount on the preferred stock.  The accretion of the discount and preferred stock dividend reduced earnings per share by $0.13.

Second Quarter Highlights

●	Discover card sales volume was $23 billion, a record for a second quarter and an increase of 6% from the prior year.

●
Credit performance continued to improve, with net charge-offs down $81 million and over 30 days delinquencies down $266 million from the prior quarter, driving a release of loan loss reserves in the quarter.

●
The net charge-off rate for the second quarter was 7.97% versus the previously disclosed expectation of 8-8.5%.  The net charge-off rate for the third quarter of 2010 is expected to be between 7.5% and 8%.

●	Payment Services showed continued strong results with profit before tax up 36% from the prior year to $36 million, and transaction volume of $37 billion.

●
Deposit balances originated through direct-to-consumer and affinity relationships were $17.5 billion, an increase of $9.5 billion from the prior year and $2.7 billion from the prior quarter. This quarter included an acquisition of $1 billion in deposit accounts.

"Our very strong results this quarter were driven by a significant improvement in the credit performance of our loyal customer base along with continued solid growth in cardmember spending,” said David Nelms, chairman and chief executive officer of Discover.  “We were also pleased with the performance of our payments business, driven by solid growth in key volume measures.   In addition, our direct-to-consumer deposit business turned in another quarter of strong growth, and is now our single largest funding source.  Looking ahead, we anticipate that sustained improvements in credit performance will continue to contribute meaningfully to earnings and, importantly, allow us to invest for long-term growth."

Segment Results:

Direct Banking

The discussion that follows compares amounts reported for the second quarter of 2010 to 2009 on an “as-adjusted” basis1.  The table below reconciles the 2009 as-adjusted amounts with the relevant measure on an as reported basis where appropriate.

	Quarter Ended		Quarter Ended
	May 31, 2009		May 31, 2009
	Managed - As Reported	Adjustments	As Adjusted

Net Yield on Loan Receivables	9.26%	(0.01%)	9.25%
Other Income	$835	($380)	$455
Provision for Loan Losses	$1,111	$191	$1,302
Direct Banking Income Before Taxes	$388	($573)	($185)

Direct Banking pretax income of $386 million in the second quarter of 2010 was a $571 million improvement from the second quarter of 2009, as adjusted.

Discover card sales volume grew 6% from the prior year, the second consecutive quarter of year-over-year growth, reflecting a general increase in consumer spending and higher gas prices.  Credit card loans declined $3.6 billion to $45.3 billion.  The impact of higher sales volume on credit card loans was more than offset by a reduction in promotional rate balances, as the company continued to reduce balance transfer activity.  The year-over-year decline in balance transfer volume was 60% in the second quarter.  Total loans ended the quarter at $50 billion, down 2% compared to the prior year, as the decline in credit card loans was partially offset by an increase in student loans.

Net yield on loan receivables was 9.14%, a decrease of 11 basis points from the prior year as adjusted and an increase of 13 basis points from the prior quarter.  The net yield decreased from the prior year primarily due to the increase in lower rate student loan balances and higher funding costs, partially offset by a reduction in promotional rate credit card balances, higher interest rates on standard balances, and lower interest charge-offs.  The interest yield on credit card loans increased 23 basis points from the prior quarter including 20 basis points attributable to the impact of improving credit trends on interest charge-offs.  The net yield on loan receivables increased from the prior quarter reflecting the higher interest yield on credit cards partially offset by an increase in lower rate student loan balances.

_____________________________________
1 The company adopted Statement of Financial Accounting Standards No. 166 and 167, on Dec. 1, 2009, which amended ASC Section 860 and 810, resulting in the inclusion of its credit card securitization trusts in its consolidated financial results beginning with the first quarter of 2010.  In order to provide more meaningful historical comparisons for analyzing data, schedules have been prepared to reflect the results for 2009 on an “as-adjusted” basis.  The as-adjusted basis assumes that the trusts used in the company’s securitization activities were consolidated into the financial results for 2009.  The as-adjusted basis also excludes from results income received in connection with the company’s settlement of its antitrust litigation with Visa and MasterCard in 2009.  All references to financial information on an “as adjusted” basis reflect these adjustments.  For more information, and a detailed reconciliation, see the schedule titled “Reconciliation of GAAP to As Adjusted Data” attached to this press release.

The over 30 days delinquent loans and rate have continued to decline from the fourth quarter of 2009 peak as credit trends continue to improve.  The over 30 days delinquency rate was 4.52%, an improvement of 56 basis points from the prior year, and 53 basis points from the prior quarter.

The net charge-off rate decreased to 7.97% for the second quarter of 2010, up 18 basis points from the prior year and down 54 basis points from the prior quarter.  The increase from the prior year reflects elevated levels of consumer bankruptcies and unemployment, partially offset by a higher mix of student loans, which have a lower charge-off rate.  The decrease from the prior quarter reflects the ongoing improvement in credit performance of the portfolio.

Provision for loan losses of $724 million decreased $578 million, or 44%, from the prior year as adjusted.  The sustained improvement in credit performance over the past two quarters led to a reduction in the loan loss reserve rate, which resulted in a reserve release of $277 million in the second quarter of 2010.  In contrast, the second quarter of 2009, as adjusted, included a $299 million reserve addition, reflecting worsening credit trends at the time.

Other income decreased $7 million from the prior year as adjusted, primarily due to the discontinuance of overlimit fees beginning in February 2010, partially offset by higher discount and interchange revenue from higher sales volume.

Expenses were down $44 million, or 8% from the prior year, reflecting the impact of cost containment initiatives.  The second quarter of 2009 included a $20 million charge related to a reduction in force.

Payment Services

Payment Services pretax income of $36 million in the quarter was up $10 million, or 36%, from the prior year. Revenues were up $6 million, reflecting an increase in the number of transactions and higher margin volume on the PULSE network and lower incentive payments as well as higher Diners Club revenues.  Expenses were down $3 million, due primarily to transaction processing cost reduction initiatives.

Payment Services dollar volume of $37 billion for the second quarter was up 1% from the prior year.  Third-Party Issuer volume was up 25% and Diners Club volume was up 7%, partially offset by a 2% decrease in volume on the PULSE network.  The number of transactions on the PULSE network increased 6% to 805 million due to increased transaction volume from new and existing clients.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Thursday June 24, 2010, at 10:00 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

Contacts:

Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com

Media:
Leslie Sutton, 224-405-3965
lesliesutton@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.  The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules limiting or modifying certain credit card practices, new laws and rules affecting securitizations, new laws and rules related to financial regulatory reform, and bank holding company regulations and supervisory guidance; restrictions on the company’s operations resulting from financing transactions; the actions and initiatives of current and potential competitors; the company’s ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; fraudulent activities or material security breaches of key systems; the company’s ability to introduce new products or services; the company’s ability to sustain its investment in new technology and manage its relationships with third-party vendors; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty financing or integrating new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2009 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended February 28, 2010, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

Discover Financial Services
As Adjusted Basis (for 2009 data) 1
(unaudited, dollars in thousands, except per
share statistics)	Quarter Ended
	May 31, 2010	Feb 28, 2010	May 31, 2009

Earnings Summary
Interest Income	$1,551,782	$1,559,150	$1,595,066
Interest Expense	404,621	413,724	403,219
Net Interest Income	1,147,161	1,145,426	1,191,847
Other Income	512,844	545,876	513,260
Revenue Net of Interest Expense	1,660,005	1,691,302	1,705,107
Provision for Loan Losses	724,264	1,387,206	1,302,476
Total Other Expense	513,548	474,804	560,628
Income Before Income Taxes	422,193	(170,708)	(157,997)
Tax Expense	164,126	(67,170)	(25,697)
Net Income	$258,067	($103,538)	($132,300)

Net Income Allocated to Common Stockholders 2	$184,590	($122,233)	($148,854)

Income Before Income Taxes, Direct Banking	$385,939	($207,665)	($184,705)
Income Before Income Taxes, Payment Services	$36,254	$36,957	$26,708

Basic EPS3	$0.34	($0.22)	($0.31)
Diluted EPS3	$0.33	($0.22)	($0.31)

Balance Sheet Statistics
Total Assets	$62,153,678	$66,818,951	$62,796,303
Total Equity	$6,038,267	$7,015,048	$6,344,804
Total Loans	$50,024,718	$50,093,516	$51,017,887
Average Total Loans	$49,818,909	$51,555,460	$51,120,498

Key Ratios
Net Yield on Loan Receivables 4	9.14%	9.01%	9.25%
Return on Loan Receivables 5	2.06%	(0.81%)	(1.03%)
Reserve Rate 6	7.86%	8.40%	7.25%
Reserve Rate (excluding guaranteed student loans) 7	8.21%	8.73%	7.32%
Interest Yield 8	12.25%	12.15%	12.18%
Net Principal Charge-off Rate 9	7.97%	8.51%	7.79%
Delinquency Rate (over 30 days) 10	4.52%	5.05%	5.08%
Delinquency Rate (over 90 days) 11	2.45%	2.77%	2.73%

Total Discover Card Volume	$24,247,382	$23,844,456	$24,336,751
Discover Card Sales Volume	$22,858,772	$22,399,675	$21,494,174

Volume
PULSE Network	$28,645,624	$27,617,635	$29,128,044
Third-Party Issuers	1,678,337	1,561,929	1,340,532
Diners Club International 12	6,708,533	6,554,504	6,240,604
Total Payment Services	37,032,494	35,734,068	36,709,180
Discover Network - Proprietary 13	23,631,719	23,172,534	21,972,596
Total	$60,664,213	$58,906,602	$58,681,776

1As adjusted basis (non-GAAP) data is presented to show how the Company's financial data would be presented for the fiscal quarter ended May 31, 2009 if the trusts used in the Company’s securitization activities were consolidated into the Company’s financial statements for the period. As adjusted income statement data also excludes the impact of income received in connection with the settlement of the Company's antitrust litigation with Visa and MasterCard in 2009. For reconciliation of comparable GAAP measures see Reconciliation of GAAP to As Adjusted data.

2 Net Income Allocated to Common Stockholders represents net income less (i) dividends and accretion of discount on shares of preferred stock and (ii) income allocated to participating securities.

3Earnings per share represents net income allocated to common stockholders divided by the weighted average common shares outstanding.

4 Net Yield on Loan Receivables represents net interest income (annualized) divided by average total loans for the period.

5 Return on Loan Receivables represents net income (annualized) divided by average total loans for the period.

6 Reserve Rate represents the allowance for loan losses divided by total loans.

7 Reserve Rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. The Company believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss. For a corresponding reconciliation of loans excluding the guaranteed portion of student loans to a GAAP financial measure, see Reconciliation of GAAP to As Adjusted data schedule.

8 Interest Yield represents interest income on loan receivables (annualized) over average loans for the reporting period.

9 Net Principal Charge-off Rate represents net principal charge-off dollars (annualized) divided by average loans for the reporting period.

10 Delinquency Rate (Over 30 Days) represents loans delinquent over thirty days divided by ending loans (total or credit card loans, as appropriate).

11 Delinquency Rate (Over 90 Days) represents loans delinquent over ninety days divided by ending loans (total or credit card loans, as appropriate).

12 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

13 Gross proprietary sales volume on the Discover Network.

DISCOVER FINANCIAL SERVICES

RECONCILIATION OF GAAP TO AS ADJUSTED DATA

The following pages present a reconciliation for certain information disclosed in the financial data supplement.

The trusts used in the securitization activities of Discover Financial Services (the "Company") are included in the Company's consolidated financial results beginning with the fiscal quarter ending February 28, 2010, in accordance with the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 166, Accounting for Transfers of Financial Assets - an amendment of FASB Statement No. 140 ("Statement No. 166") (codified under the FASB Accounting Standards Codification ("ASC") Section 860, Transfers and Servicing ) and Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretations No. 46(R) ("Statement No. 167") (codified under ASC Section 810, Consolidation), which were effective for the Company at the beginning of its current fiscal year, December 1, 2009.

The Company did not retrospectively adopt Statements No. 166 and 167 and, therefore, financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for 2010 and beyond will reflect the new accounting requirements, but the historical GAAP financial statements for periods ending on or before November 30, 2009 will continue to reflect the accounting applicable prior to the Company’s adoption of Statements No. 166 and 167.

To allow for a more meaningful historical comparison in analyzing financial data presented in 2010 and beyond, the Company has prepared financial statements showing how the Company's financial data would have been presented if the trusts used in the Company's securitization activities were consolidated into the Company's financial statements in 2009. In preparing the financial statements, the Company made securitization and as adjusted adjustments for each period. Securitization adjustments reverse the effect of loan securitization by recharacterizing securitization income to report interest income, interest expense, provision for loan losses, discount and interchange revenue and loan fee revenues in the same lines as non-securitized loans. As adjusted adjustments include additional amounts necessary to reflect results as if the trusts used in our securitization activities had been fully consolidated in our historical results and adjustments to exclude the impact of income received in connection with the settlement of the Company's antitrust litigation with Visa and MasterCard in 2009.

Reserve rate (excluding guaranteed student loans), a non-GAAP financial measure, represents the allowance for loan losses as a percentage of total loans excluding guaranteed student loans. A reconciliation of total loans, a GAAP financial measure, to loans excluding the guaranteed portion of student loans is shown on the pages that follow. A portion of the Company's student loans are 97% guaranteed by the federal government under the Federal Family Education Loan Program. These guaranteed student loans carry little default risk and therefore, are reserved at a significantly lower rate than the remaining portfolio. Management believes that a reserve rate excluding the government guaranteed portion of student loans is a more meaningful valuation to investors of the portion of the portfolio that has a risk of loss.

Discover Financial Services
Reconciliation of GAAP to As Adjusted Data
(unaudited, dollars in thousands, except per share statistics)
	Quarter Ended
	May 31, 2010	Feb 28, 2010	May 31, 2009

GAAP Total Loans	$50,024,718	$50,093,516	$27,441,514
Securitization Adjustments	NA	NA	23,590,868
Managed Basis	50,024,718	50,093,516	51,032,382
As Adjusted Adjustments	-	-	(14,495)
As Adjusted Total Loans	50,024,718	50,093,516	51,017,887
Less: Guaranteed portion of student loans	(2,120,231)	(1,910,889)	(448,648)
As Adjusted Total Loans Less: Guaranteed portion of student loans	$47,904,487	$48,182,627	$50,569,239

Reserve Rate
GAAP Basis	7.86%	8.40%	7.24%
Adjustments	-	-	0.01%
As Adjusted	7.86%	8.40%	7.25%
Adjustments (to exclude guaranteed student loans)	0.35%	0.33%	0.07%
As Adjusted (excluding guaranteed student loans)	8.21%	8.73%	7.32%

Total Company
Interest Income
GAAP Basis			$857,984
Securitization Adjustments			749,468
Managed Basis			1,607,452
As Adjusted Adjustments			(12,386)
As Adjusted			$1,595,066

Interest Expense
GAAP Basis			$320,005
Securitization Adjustments			94,058
Managed Basis			414,063
As Adjusted Adjustments			(10,844)
As Adjusted			$403,219

Net Interest Income
GAAP Basis			$537,979
Securitization Adjustments			655,410
Managed Basis			1,193,389
As Adjusted Adjustments			(1,542)
As Adjusted			$1,191,847

Other Income
GAAP Basis	$1,081,120
Securitization Adjustments	(188,039)
Managed Basis	893,081
As Adjusted Adjustments	(379,821)
As Adjusted	$513,260

Revenue Net of Interest Expense
GAAP Basis	$1,619,099
Securitization Adjustments	467,371
Managed Basis	2,086,470
As Adjusted Adjustments	(381,363)
As Adjusted	$1,705,107

Provision for Loan Losses
GAAP Basis	$643,861
Securitization Adjustments	467,371
Managed Basis	1,111,232
As Adjusted Adjustments	191,244
As Adjusted	$1,302,476

Income Before Income Taxes
GAAP Basis	$414,610
As Adjusted Adjustments	(572,607)
As Adjusted	($157,997)

Tax Expense
GAAP Basis	$188,810
As Adjusted Adjustments	(214,507)
As Adjusted	($25,697)

Net Income
GAAP Basis	$225,800
As Adjusted Adjustments	(358,100)
As Adjusted	($132,300)

Net Income Allocated to Common Stockholders
GAAP Basis	$206,366
As Adjusted Adjustments	(355,220)
As Adjusted	($148,854)

Basic EPS
GAAP Basis	$0.43
Adjustments	(0.74)
As Adjusted	($0.31)

Diluted EPS
GAAP Basis	$0.43
Adjustments	(0.74)
As Adjusted	($0.31)

Total Assets
GAAP Basis	$41,518,288
Securitization Adjustments	23,328,536
Managed Basis	64,846,824
As Adjusted Adjustments	(2,050,521)
As Adjusted	$62,796,303

Total Equity
GAAP Basis	$7,415,640
As Adjusted Adjustments	(1,070,836)
As Adjusted	$6,344,804

Average Total Loans
GAAP Basis	$28,257,484
Securitization Adjustments	22,875,277
Managed Basis	51,132,761
As Adjusted Adjustments	(12,263)
As Adjusted	$51,120,498

Income Before Income Taxes, Direct Banking
Managed	$387,902
As Adjusted Adjustments	(572,607)
As Adjusted	($184,705)

Net Yield on Loan Receivables
GAAP Basis	7.55%
Adjustments	1.70%
As Adjusted	9.25%

Return on Loan Receivables
GAAP Basis	3.17%
Adjustments	(4.20%)
As Adjusted	(1.03%)

Interest Yield
GAAP Basis	11.54%
Adjustments	0.65%
As Adjusted	12.18%

Net Principal Charge-off Rate
GAAP Basis	7.53%
Adjustments	0.26%
As Adjusted	7.79%

Delinquency Rate (over 30 days)
GAAP Basis	4.87%
Adjustments	0.21%
As Adjusted	5.08%

Delinquency Rate (over 90 days)
GAAP Basis	2.60%
Adjustments	0.13%
As Adjusted	2.73%